Exhibit 99.1
TranS1 Inc. Reports Operating Results for the Fourth Quarter and Full Year 2007
Feb 21, 2008 (PrimeNewswire via COMTEX News Network) — Highlights:
Fourth quarter revenues increased 117 Percent to a record $5.0 million compared to the fourth quarter of 2006; 2007 revenues increased 183 Percent to a record $16.5 million from $5.8 million in 2006
566 TranS1 procedures performed in the quarter; 1,843 procedures performed in 2007
Gross margin was 83.3% for the quarter and 81.5% for 2007
GAAP loss per share of $0.14 for the quarter and $1.46 for the year
Non-GAAP loss per share of $0.07 for the quarter and $0.30 for the year
WILMINGTON, N.C., Feb. 21, 2008 (PRIME NEWSWIRE) — TranS1 Inc. (Nasdaq:TSON), a medical device company focused on designing, developing and marketing products that implement its proprietary minimally invasive surgical approach to treat degenerative disc disease affecting the lower lumbar region of the spine, today announced its financial results for the fourth quarter and year ended December 31, 2007.
Revenues were $5.0 million in the fourth quarter of 2007, representing a 117% increase over revenues of $2.3 million in the fourth quarter of 2006. Gross margin was 83.3% in the fourth quarter, an increase from 72.4% in the fourth quarter of 2006. For the year ended December 31, 2007, revenues were $16.5 million, an increase of 183% from $5.8 million in the comparable prior year period. Gross margin for 2007 was 81.5%, compared to 72.8% in 2006.
Operating expenses were $7.3 million in the fourth quarter of 2007 compared to $4.3 million in the fourth quarter of 2006. For the year, operating expenses were $23.4 million compared to $14.7 million in 2006. The increase in operating expenses is primarily attributable to an increase in sales and marketing costs as a result of the continued expansion of the direct sales force and increased commissions as a result of increased sales. Additionally, general and administrative costs increased primarily due to the addition of personnel and increased legal and professional fees.
Net loss applicable to common shareholders was $2.2 million and $2.5 million for the quarters ended December 31, 2007 and 2006, respectively. GAAP loss per common share was $0.14 in the fourth quarter of 2007 compared to a net loss per share of $1.02 in the fourth quarter of 2006. The net loss for the year ended December 31, 2007 was $8.6 million or $1.46 per common share in 2007 compared to a net loss of $9.5 million or $3.91 per common share in 2006.
For the quarter ended December 31, 2007, on a non-GAAP basis, adjusting for non-cash stock compensation expense, the issuance of 6.3 million shares of common stock from the company’s initial public offering in October 2007 and the conversion of preferred stock into common stock in connection with the public offering, net loss was $0.07 per common share based upon 19,801,000 weighted average common shares outstanding as compared to a net loss of $0.10 per common share based upon 19,553,000 weighted average common shares in the prior year period. For the year ended December 31, 2007, on a non-GAAP basis, net loss was $0.30 per common share based upon 19,661,000 weighted average common shares outstanding for the year ended December 31, 2007 as compared to a net loss of $0.45 per common share based upon 19,541,000 weighted average common shares in the prior year period.

Cash, cash-equivalents and short-term investments were $93.9 million as of December 31, 2007. In October, TranS1 completed its initial public offering of 6,325,000 shares, inclusive of the underwriter’s full exercise of its over-allotment option. The shares were sold for $15.00 per share, resulting in net proceeds to the company of approximately $86.7 million.
Richard Randall, President and Chief Executive Officer of TranS1 said, “We are pleased to report record fourth quarter and total year revenues. We believe the “least-invasive” nature of our procedure, our clinical effectiveness and compelling safety profile continue to drive adoption of our technology. Further, our IPO has provided us with the capital resources to continue to grow our sales and marketing team and build upon our success.”
Conference Call
TranS1 will host a conference call today at 4:30 pm EST to discuss the results. To listen to the conference call on your telephone, please dial 800-437-3848 for domestic callers and 719-785-1768 for international callers approximately ten minutes prior to the start time. The call will be concurrently webcast. To access the live audio broadcast or the subsequent archived recording, visit the TranS1 Web site at www.trans1.com under the investor relations section.
Non-GAAP Measures
Management uses certain non-GAAP financial measures such as non-GAAP net loss and net loss per share, which exclude stock based compensation and include the assumed conversion of preferred stock to common stock. This non-GAAP presentation is given in part to enhance the understanding of the company’s historical financial performance and comparability between periods. The company believes that the non-GAAP presentation to exclude stock-based compensation and the assumed conversion of preferred stock to common stock is relevant and useful information that will be widely used by investors and analysts. Accordingly, the company is disclosing this information to permit additional analysis of the company’s performance. These non-GAAP measures are not in accordance with, or an alternative for, GAAP, and may be different from non-GAAP measures used by other companies. Investors should consider these non-GAAP measures in addition to, and not as a substitute for, financial performance measures in accordance with GAAP. A reconciliation of the GAAP financial measures to the comparable non-GAAP financial measure is included below.
About TranS1 Inc.
TranS1 is a medical device company focused on designing, developing and marketing products that implement its proprietary minimally invasive surgical approach to treat degenerative disc disease affecting the lower lumbar region of the spine. TranS1 currently markets two single-level fusion products — the AxiaLIF(r) and the AxiaLIF 360(tm) in the U.S. and Europe. In addition, the company currently markets a two-level fusion product — the AxiaLIF 2L(tm) in Europe. TranS1 was founded in May 2000 and is headquartered in Wilmington, North Carolina. For more information, visit www.trans1.com.
Forward-Looking Statements
This press release includes forward-looking statements, including, without limitation, Mr. Randall’s statement regarding the growth of the sales and marketing team, the accuracy of which is necessarily subject to risks and uncertainties. These risks and uncertainties include, among other things, risks associated with the adoption of a new technology by spine surgeons, product development efforts, maintenance and prosecution of adequate intellectual property protection and other economic and competitive factors. These forward looking statements are based on the company’s expectations as of the date of this press release and the company undertakes no obligation to update information provided in this press release. For a discussion of risks and uncertainties associated with TranS1’s business, please review the company’s filings with the Securities and Exchange Commission, including the Registration Statement on Form S-1.
TranS1, Inc.
Statements of Operations
(in thousands, except share amounts)

	Three Months		Year Ended
	Ended Dec. 31,		Dec. 31,
	2007	2006	2007	2006

Revenue	$4,960	$2,284	$16,473	$5,812
Cost of revenue	829	631	3,042	1,580

Gross profit	4,131	1,653	13,431	4,232

Operating expenses:
Research and development	1,187	1,128	4,785	4,246
Sales and marketing	5,090	2,970	15,706	9,288
General and administrative	1,005	249	2,901	1,166

Total operating expenses	7,282	4,347	23,392	14,700

Operating loss	(3,151)	(2,694)	(9,961)	(10,468)
Interest income	916	213	1,384	858
Other income(expense)	—	—	—	131

Net loss	$(2,235)	$(2,481)	$(8,577)	$(9,479)

Net loss per common share — basic and diluted	$(0.14)	$(1.02)	$(1.46)	$(3.91)

Weighted average common shares outstanding — basic and diluted	15,893	2,435	5,872	2,423

Stock-based compensation is included in operating expenses in the following categories:
Cost of revenue	$14	$14	$53	$14
Research and development	181	73	559	73
Sales and marketing	440	457	1,557	457
General and administrative	226	55	467	55

	$861	$599	$2,636	$599

Reconciliation of Fourth Quarter Results
    (in thousands, except share amounts)
    (Unaudited)

	2007	2006

GAAP net loss	$(2,235)	$(2,481)
Stock based compensation	861	599

Non-GAAP net loss	$(1,374)	$(1,882)

Shares used in computing GAAP loss per share	15,893	2,435
Assumed issuance of common shares from initial public offering	1,444	6,325
Assumed weighted average conversion of preferred stock to common stock	2,464	10,793

Shares used in computing non-GAAP loss per share	19,801	19,553

Non-GAAP loss per share	$(0.07)	$(0.10)

  Reconciliation of Year-To-Date Results
    (in thousands, except share amounts)
    (Unaudited)

	2007	2006

GAAP net loss	$(8,577)	$(9,479)
Stock based compensation	2,636	599

Non-GAAP net loss	$(5,941)	$(8,880)

Shares used in computing GAAP loss per share	5,872	2,423
Assumed issuance of common shares from initial public offering	5,095	6,325
Assumed weighted average conversion of preferred stock to common stock	8,694	10,793

Shares used in computing non-GAAP loss per share	19,661	19,541

Non-GAAP loss per share	$(0.30)	$(0.45)

TranS1, Inc.
Balance Sheets
(in thousands)

	December 31,	December 31,
	2007	2006

Assets
Current assets:
Cash and cash equivalents	$64,676	$5,034
Short-term investments	29,245	9,928
Accounts receivable	3,225	1,620
Inventory	4,025	2,080
Prepaid expenses and other assets	597	230

Total current assets	101,768	18,892
Property and equipment, net	1,088	1,112

Total assets	$102,856	$20,004

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$1,631	$843
Accrued expenses	1,786	601

Total current liabilities	3,417	1,444

Preferred stock	—	40,089

Stockholders’ equity (deficit):
Common stock	2	—
Additional paid-in capital	130,325	820
Notes receivable for common stock	—	(38)
Accumulated deficit	(30,888)	(22,311)

Total stockholders’ equity (deficit)	99,439	(21,529)

Total liabilities and stockholders’ equity (deficit)	$102,856	$20,004

TranS1, Inc.
Statements of Cashflows
(in thousands)

	Year Ended Dec. 31,
	2007	2006
Cash flows from operating activities:
Net loss	$(8,577)	$(9,479)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation	538	237
Stock-based compensation	2,636	599
Changes in operating assets and liabilities:
Increase in accounts receivable	(1,605)	(1,056)
Increase in inventory	(1,945)	(99)
(Increase) decrease in prepaid expenses	(367)	(1,496)
Increase (decrease) in accounts payable	788	508
Increase in accrued liabilities	1,185	358

Net cash used in operating activities	(7,347)	(10,428)

Cash flows from investing activities:
Purchase of property and equipment	(514)	(609)
Purchases of short-term investments	(30,687)	(13,925)
Sales of short-term investments	11,370	9,447

Net cash used in investing activities	(19,831)	(5,087)

Cash flows from financing activities:
Proceeds from issuance of common stock	86,820	5

Net cash provided by financing activities	86,820	5

Net increase (decrease) in cash and cash equivalents	59,642	(15,510)
Cash and cash equivalents, beginning of period	5,034	20,544

Cash and cash equivalents, end of period	$64,676	$5,034

SOURCE: TranS1 Inc.

TranS1 Inc.
Investors: Michael Luetkemeyer, Chief Financial Officer 910-332-1700

Westwicke Partners Mark Klausner 410-321-9651 mark.klausner@westwickepartners.com